Exhibit 10.1

SUBORDINATED CONVERTIBLE NOTE

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE TO THE INDEFEASIBLE PAYMENT IN FULL AND SATISFACTION OF THE SENIOR INDEBTEDNESS OWED TO THE LENDERS AND THE ADMINISTRATIVE AGENT PURSUANT TO THE CREDIT AGREEMENT AND LOAN DOCUMENTS (EACH AS DEFINED HEREIN).

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO THE TERMS OF THIS NOTE.

PRESTO AUTOMATION INC.
SUBORDINATED CONVERTIBLE NOTE

Issuance Date:	Original Principal Amount: U.S. 650,000.00

FOR VALUE RECEIVED, Presto Automation Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Remus Capital Series B II, L.P. or its registered assigns (“Holder” or “Purchaser”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise and as increased by the amount of PIK Interest (as defined below) added to the principal amount of this Subordinated Convertible Note (this “Note” and, to the extent separated into more than one Note, the “Notes”) in accordance with Section 2(a), the (“Principal”) when due, whether upon the Maturity Date, or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest as provided herein until the same becomes due and payable, whether upon the Maturity Date, or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section 27.

1. PAYMENTS OF PRINCIPAL.

(a) On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined below) on such Principal and Interest. The Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any. Notwithstanding anything herein to the contrary, with respect to any redemption hereunder, as applicable, the Company shall repay or redeem, as applicable, First, all accrued and unpaid Interest hereunder and under any other Notes held by such Holder, Second, all accrued and unpaid Late Charges on any Principal and Interest hereunder and under any other Notes held by such Holder, Third, all other amounts (other than Principal) outstanding under any other Notes held by such Holder and, Fourth, all Principal outstanding hereunder and under any other Notes held by such Holder, in each case, allocated pro rata among this Note and such other Notes held by such Holder.

2. INTEREST; INTEREST RATE.

(a) PIK Interest. PIK Interest on the Principal of this Note shall commence accruing on the Issuance Date at the PIK Interest Rate and shall be computed on the basis of a 360-day year and the actual number of days elapsed, and shall be payable in arrears on each Interest Date (with the first Interest Date being September 1, 2024) to the record holder of this Note. However, PIK Interest shall not be paid in cash on each Interest Date, but instead shall be automatically capitalized on a monthly basis as of such Interest Date and added to the unpaid and outstanding Principal of this Note.

(b) PIK Interest on Event of Default. From and after the occurrence and during the continuance of any Event of Default, the PIK Interest Rate shall automatically be increased to 12% per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure.

3. CONVERSION OF NOTES.

At any time after the Issuance Date, this Note shall be convertible, at any time and from time to time, at the option of the Holder, into validly issued, fully paid and non-assessable shares of Common Stock (as defined below), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. At any time or times on or after the Issuance Date, the Holder shall be entitled, at its option, to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (x) portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made and (y) all accrued and unpaid Interest with respect to such portion of the Principal amount and accrued and unpaid Late Charges with respect to such portion of such Principal and such Interest, if any.

(ii) “Conversion Price” means $0.00672, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Voluntary Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver via electronic mail, for receipt on or prior to 6:00 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit 1 (the “Conversion Notice”) to the Company. If required by Section 3(c)(iii), within two (2) Trading Days following a conversion of this Note as aforesaid, the Holder shall surrender this Note (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 16(b)) to a nationally recognized overnight delivery service for delivery to the Company. On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit to the Holder and the Transfer Agent by electronic mail an acknowledgment, in the form attached hereto as Exhibit 2, confirming receipt of such Conversion Notice and representing as to whether such shares of Common Stock may then be resold pursuant to Rule 144 or an effective and available registration statement, which acknowledgment shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date on which the Company has received a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Company shall (1) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the shares of Common Stock to be issued are then covered by an effective, usable resale registration statement or may otherwise be resold under Rule 144 and, in each case, the Holder has confirmed that it proposes to promptly sell such shares of Common Stock, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the shares of Common Stock that are to be issued are not covered by an effective, usable resale registration statement and may not be resold under Rule 144, or the Holder has not confirmed that it proposes to promptly sell such shares of Common Stock, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion containing a restrictive legend under the Securities Act. If this Note is physically surrendered for conversion pursuant to Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than two (2) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 16(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date. Notwithstanding anything to the contrary contained in this Note or the registration rights agreement, after the effective date of the Registration Statement (as defined in the applicable registration rights agreement), the Company shall cause the Transfer Agent to deliver unlegended shares of Common Stock to the Holder (or its designee) in connection with any sale of Registrable Securities (as defined in the registration rights agreement) that the Holder has confirmed that it proposes to promptly sell, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, and for which the Holder has not yet settled.

(ii) Mandatory Conversion. The outstanding Conversion Amount shall be mandatorily converted into shares of Common Stock immediately prior to the consummation of a Change of Control that is not a Strategic Change of Control. The provisions of Section 3(c)(iv) shall apply mutatis mutandis in order to effect such conversion.

(iii) Reserved.

(iv) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Note by the holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 16, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Note within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof as contemplated by Section 3(c)(i)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. If the Company does not update the Register to record such Principal, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

(v) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clause (ix) shall constitute a “Bankruptcy Event of Default”:

(i) the failure of the applicable Registration Statement to be filed with the SEC on or prior to the Filing Date or the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the Effectiveness Date (as defined in the registration rights agreement);

(ii) while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the registration rights agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or such Registration Statement (or the prospectus contained therein) is unavailable to any holder of Registrable Securities (as defined in the registration rights agreement) for sale of all of such holder’s Registrable Securities in accordance with the terms of the registration rights agreement, and, such lapse or unavailability continues for a period of 20 consecutive Trading Days or for more than an aggregate of 40 Trading Days in any 365-day period; provided, however, that the foregoing shall not apply in the case of a suspension permitted pursuant to Section 3(j) of the registration rights agreement;

(iii) [reserved];

(iv) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) Trading Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Notes into shares of Common Stock that is requested in accordance with the provisions of the Notes;

(v) the Holder’s Authorized Share Allocation (as defined in Section 8 below) is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note for more than ten (10) consecutive days;

(vi) Company’s or any Subsidiary’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder);

(vii) [reserved];

(viii) the occurrence of any default (after lapse of any applicable cure periods) under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of indebtedness of the Company or any of its Subsidiaries, but only if such failure remains uncured for the applicable grace period;

(ix) (A) the Company commences any case, proceeding or other action (1) under the Bankruptcy Code or similar debtor relief laws of the United States or other applicable jurisdiction seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or the Company makes a general assignment for the benefit of its creditors; (B) there is, commenced against the Company, any case, proceeding or other action of a nature referred to in clause (A) above that results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of 60 days; (C) there is, commenced against the Company, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (D) the Company takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or (E) the Company is, or is be unable to, or admits in writing its inability to, pay its debts as they become due;

(x) there is entered against the Company (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect and, in either case, enforcement proceedings are commenced by any creditor upon such judgment or order, or all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

(xi) other than as specifically set forth in another clause of this Section 4(a), the Company or any Subsidiary breaches any representation or warranty, in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of 10 days;

(xii) any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document, but only if such provision remains invalid or unenforceable for a period of at least 10 days.

(b) Notice of an Event of Default; Redemption Right. Upon obtaining knowledge of the occurrence of an Event of Default with respect to this Note, the Company shall within one (1) Business Day deliver written notice thereof via electronic mail and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the sum of the Conversion Amount to be redeemed and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice multiplied by (Y) the greatest closing sale price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required to be made under this Section 4(b) (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 9. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4(b), until the Event of Default Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to the terms of this Note. In the event of the Company’s redemption of any portion of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. Any redemption upon an Event of Default shall not constitute an election of remedies by the Holder, and all other rights and remedies of the Holder shall be preserved.

(c) Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and accrued and unpaid Late Charges on such Principal and Interest, in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other Person, provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, any right to conversion, and any right to payment of the Event of Default Redemption Price.

(d) Subordination. Until such time as the Senior Indebtedness has been paid in full, in cash, all of the Holder’s rights under this Section 4 are and shall remain subject to the terms and provisions of Section 11 hereof.

5. RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 6 and 16 below, if at any time (other than in connection with a Restructuring Transaction) the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Strategic Change of Control; Other Corporate Events.

(i) No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Strategic Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice to the Holder. The Company shall not enter into or be party to a Strategic Change of Control unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(b)(i) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Strategic Change of Control, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes (assuming that the Successor Entity (or its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market) and having similar ranking and security to the Notes, and satisfactory to the Holder. Upon the occurrence of any Strategic Change of Control, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Strategic Change of Control, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Strategic Change of Control, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Strategic Change of Control (assuming that the Successor Entity (or its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market), in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 5 and 16, which shall continue to be receivable thereafter)) issuable upon the conversion or redemption of the Notes prior to such Strategic Change of Control, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Strategic Change of Control had this Note been converted immediately prior to such Strategic Change of Control (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at their sole option, by delivery of written notice to the Company to waive this Section 5(b)(i) to permit the Strategic Change of Control without the assumption of this Note. The provisions of this Section 5 shall apply similarly and equally to successive Strategic Changes of Control and shall be applied without regard to any limitations on the conversion of this Note.

(c) In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Strategic Change of Control pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 5 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

6. RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 4(c), if the Company at any time on or after the date hereof subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction (in each case, other than in connection with a Restructuring Transaction)) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 5 or Section 16, if the Company at any time on or after the date hereof combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 6(a) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 6(a) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(b) Calculations. All calculations under this Section 6 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(c) Voluntary Adjustment by Company. The Company may at any time during the term of this Note, with the prior written consent of the Holder, reduce the then current Conversion Price of each of the Notes to any amount and for any period of time deemed appropriate by the board of directors of the Company, with the prior written consent of the Administrative Agent, in its sole discretion.

7. NONCIRCUMVENTION.

The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note or the other Transaction Documents, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note.

8. RESERVATION OF AUTHORIZED SHARES.

So long as any Notes remain outstanding, the Company shall at all times reserve at least 100% of the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion, of all of the Notes then outstanding (without regard to any limitations on conversions and assuming such Notes remain outstanding until the Maturity Date) (assuming for purposes of this Section 8 (i) that (x) interest on the Notes shall accrue through the Maturity Date and (y) any such conversion shall not take into account any limitations on the conversion of the Notes set forth in the Notes) (the “Required Reserve Amount”). The Required Reserve Amount shall be allocated pro rata among the holders of the Notes based on the original principal amount of the Notes held by each holder on the Closing Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

9. EVENT OF DEFAULT REDEMPTION.

Subject to Section 11, if the Holder delivers an Event of Default Redemption Notice, the Company shall deliver the Event of Default Redemption Price to the Holder in cash within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Company has delivered a notice to the Holder, and solely to the extent that such payment would be expressly permitted pursuant to Section 11, the Company shall pay all other amounts due and payable hereunder and under the other Transaction Documents (the “Prepayment Amount”). Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time the Holder is entitled to receive a cash payment under any of the other Transaction Documents, at the option of the Holder delivered in writing to the Company, the applicable Event of Default Redemption Price hereunder shall be increased by the amount of such cash payment owed to the Holder under such other Transaction Document and, upon payment in full or conversion in accordance herewith, shall satisfy the Company’s payment obligation under such other Transaction Document. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 16(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Event of Default Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Event of Default Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the Event of Default Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, the Event of Default Redemption Notice shall be null and void with respect to such Conversion Amount. The Holder’s delivery of an Event of Default Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

10. VOTING RIGHTS.

The Holder shall have no voting rights as the holder of this Note, except as required by law (including, without limitation, the Delaware General Corporation Law) and as expressly provided in this Note.

11. SUBORDINATION.

(a) Notwithstanding anything in this Note to the contrary, the Company and the Holder (by its acceptance hereof) acknowledge and agree that this Note and the rights of the Holder hereunder are subject to, and limited by, the terms and conditions of (1) the Senior Indebtedness, and (2) this Section 11. If requested by any existing or new Lender, the Holder will enter into a subordination agreement with such Lender on terms similar to those contained in this Section 11.

(i) Note Subordinated to Existing Debt. The principal of and interest on this Note and all other amounts payable with respect hereto are expressly subordinated to the prior payment in full, in cash of the Senior Indebtedness and the termination of all commitments to lend under the Loan Documents; provided, that notwithstanding the foregoing, the Holder will be able to receive and retain Common Stock upon a conversion in accordance with Section 3.

(ii) No Payment on Note in Certain Circumstances. Until the Senior Indebtedness has been paid in full, in cash, no payment on account of principal of, or interest on, this Note, or any other amounts payable with respect hereto, whether by acceleration, redemption, exchange, prepayment or otherwise (and whether in the form of cash, securities or otherwise), shall be made, either directly or indirectly, by the Company, and Holder shall not be entitled to receive such payment, other than the receipt of Common Stock upon a conversion in accordance with Section 3. Prior to the payment in full, in cash, of the Senior Indebtedness, the Holder shall not enforce or seek to enforce any rights and remedies in respect of this Note (other than conversion to Common Stock in accordance with Section 3), including, without limitation, by accelerating the amounts due hereunder, bringing any judicial or nonjudicial action to recover payments on this Note, seeking or requesting payment of this Note, or exercising or seeking to exercise any right of redemption hereunder.

(iii) Insolvency, Bankruptcy, Liquidation and Reorganization. In the event of any voluntary or involuntary insolvency, bankruptcy, liquidation, reorganization or other similar proceeding involving the Company (each, an “Insolvency Proceeding”), all Senior Indebtedness shall first be paid in full, in cash before any payment or any distribution of any kind or character is made by the Company in respect of this Note.

(A) The Holder irrevocably authorizes and empowers (but without imposing any obligation on) the Administrative Agent and any trustee in bankruptcy, receiver or assignee for the benefit of creditors of the Company, in any Insolvency Proceeding, on the Holder’s behalf, to (1) file any claim, proof of claim or such other instrument of similar character not otherwise filed and (2) vote such Holder’s interest in any proceeding under applicable insolvency laws as such vote relates to any Subordinated Debt. In the event that the Administrative Agent votes any claim in accordance with the authority hereby, the Holder shall not be entitled to change, withdraw or challenge any such vote. This authorization and appointment is irrevocable and coupled with an interest. The Holder recognizes that, to the extent permitted by law, this authorization and appointment shall continue in full force and effect, notwithstanding any time limitations set forth in the operating agreement or organizational documents of the Holder or applicable law.

(B) Holder shall not assert, without Administrative Agent’s prior written consent, any claim, motion, objection or argument in connection with any liquidation or insolvency proceeding, except for necessary responsive or defensive pleadings required to protect Holder’s interest in this Note. Holder agrees that it will consent to, and not object to or oppose any use of cash collateral consented to by Administrative Agent or any financing provided by Administrative Agent or any Lender to the Company or any of its subsidiaries or affiliates (or any financing provided by any other Person consented to by Administrative Agent) (collectively, “DIP Financing”) on such terms and conditions as Administrative Agent may determine in its sole discretion. Without the prior written consent of Administrative Agent, Holder agrees that it will not, and will not permit, any of its affiliates to, (i) directly or indirectly provide, participate in or otherwise support, any financing in an Insolvency Proceeding to any Obligor or (ii) seek or accept any lien on or security interest in any Collateral (or any assets which would be Collateral but for the operation of the Bankruptcy Code) that would be senior to or pari passu with any liens or security interests securing the Senior Indebtedness or any DIP Financing. Holder agrees that it will not join or seek to join any creditors’ committee or other official committee in any Insolvency Proceeding.

(C) Holder agrees that it will consent to, and not object to or oppose, a sale or other disposition (or related sale or disposition procedures) of any property securing any of the Senior Indebtedness in any Insolvency Proceeding, if Administrative Agent has consented to such sale or other disposition (or sale or disposition procedures).

(D) Holder agrees that it will consent to, vote in favor of, and not object to or oppose, any plan of reorganization or liquidation, or any other scheme, arrangement or proposal in any Insolvency Proceeding which is supported or consented to by the Administrative Agent.

(E) Following payment in full of the Senior Indebtedness, should any payment upon the Senior Indebtedness be rescinded thereafter as a voidable preference, or otherwise by operation of law, upon the insolvency, bankruptcy or reorganization of the Company, all of the rights of the holders of the Senior Indebtedness previously extinguished by full payment of the Senior Indebtedness shall be automatically reinstated, and all rights and benefits hereunder shall be retroactively implemented in favor of the holders of the Senior Indebtedness, all as if the payment had never been made to or received by the holders of the Senior Indebtedness.

(iv) Return of Certain Payments. In the event that the Holder of this Note receives any payment in respect of this Note in violation of these subordination provisions, such payment shall be held by the Holder in trust for the benefit of, and shall, forthwith upon receipt thereof, be paid over and delivered to the Administrative Agent to the extent necessary to pay the Senior Indebtedness in full in cash.

(v) Payments in Kind. Notwithstanding anything to the contrary in the foregoing, the Company shall not be prohibited from making, and the Holder shall not be prohibited from receiving, any payments in kind to the extent set forth herein.

(vi) Mandatory and Elective Conversion of Note.

(A) In the event of any Restructuring Transaction consented to by the Administrative Agent (and regardless of whether such Restructuring Transaction would otherwise result in a mandatory conversion pursuant to Section 3, but for this Section 11(a)(vi)), the Holder shall be deemed to have consented to such Restructuring Transaction, and all of the outstanding obligations hereunder shall be mandatorily converted into Common Stock as if such conversion were a mandatory conversion of the Note pursuant to Section 3. Any such conversion shall occur simultaneously with (but immediately prior to) the closing of the applicable Restructuring Transaction. The Holder and the Company shall promptly execute and deliver to the Administrative Agent all documents necessary or reasonably requested by the Administrative Agent to effectuate the foregoing conversion.

(B) In furtherance of the foregoing, the Holder hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, with full authority in the place and stead of the Holder and in the name of the Holder, to execute and deliver any document or instrument that the Holder may be required to deliver pursuant to this Section 11(a)(vi) in order to effectuate the foregoing conversion and cause such a conversion, such power of attorney being coupled with an interest and irrevocable until the Senior Indebtedness is paid in full, in cash.

(C) The Company acknowledges and agrees that it shall take any and all action required to cause the mandatory conversion of this Note upon the occurrence of the conditions set forth in this Section 11(a)(vi).

(b) The subordination provisions of this Note are for the benefit of the holders of the Senior Indebtedness and their successors and assigns and they may enforce such provisions directly against the Holder of this Note in accordance with the terms hereof. No right of any present or future holder of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or omission of the Company or any such holder, unless the holder has expressly waived its rights in writing. The holders of the Senior Indebtedness may, without impairing or releasing the Company or the Holder of this Note from any obligation hereunder, take any and all actions with respect to the Senior Indebtedness, including, without limitation, to (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

(c) Authorization to Effect Subordination. The Holder, by its acceptance hereof, solely in its capacity as obligee with respect to Subordinated Debt irrevocably authorizes and empowers (but without imposing any obligation on) the Administrative Agent (through its authorized representatives), on behalf of itself and the Lenders, to demand, sue for, collect and receive such Holder’s ratable share of payments or distributions with respect to Subordinated Debt and take all such other action, in the name of such Holder or otherwise, as such Administrative Agent or authorized representatives may determine to be necessary or appropriate for the enforcement of the provisions of this Section 11.

(d) Amendments and Modifications to Note. Under no circumstance shall the Company or the Holder amend or modify, or permit the amendment or modification of, any provision of this Note in any way adverse to the interests of the Administrative Agent and the Lenders, including, without limitation, any amendments to Sections 2, 3, 4, 5, 9, 10, 11, 12 or 24 hereof (or any constituent definitions), or otherwise affecting the same or similar substance of such provisions, each of which shall be deemed to be adverse to the Administrative Agent and the Lenders. The Administrative Agent and the Lenders are intended to be, and shall be, express third party beneficiaries of the terms of Section 11 of this Note and may enforce the provisions of Section 11 of this Note directly against the Company and/or any Holder.

(e) Amendments and Modifications to Senior Indebtedness. The Holder agrees that the Company, the Administrative Agent and the Lenders shall have absolute power and discretion, without notice to the Holder, to deal in any manner with the Senior Indebtedness and the related collateral, including, without limitation, the power and discretion to effect any amendment, modification, supplement, restatement, refinancing, renewal, refund, extension or termination of any Senior Indebtedness.

(f) Security for Subordinated Debt. Except with the prior written consent of the Administrative Agent and the Lenders, in no event shall the Holder take, accept or receive (and the Company shall not, nor permit any of its Subsidiaries or any other Person to grant to the Holder) any lien or security interest on any asset of Company or its Subsidiaries or any other collateral, guaranty, credit support or security for the Subordinated Debt. In the event in violation of the previous sentence the Holder is granted a security interest or lien on any asset of the Company or any of its Subsidiaries or any guaranty or credit support from the Company or any of its Subsidiaries or any other Person, the Holder does hereby expressly immediately and automatically (without further action of any Person) release such security interest, lien, guaranty or credit support, and the Holder and the Company shall immediately take all actions necessary or desirable to confirm and/or effectuate such release. The Administrative Agent may, in its sole discretion, take all steps necessary or desirable to confirm and/or effectuate the release any such lien, security interest, guaranty or credit support without any further action by or consent of any party, and the Holder and the Company expressly consent to and authorize any such action. In furtherance of the foregoing the Company and the Holder each hereby irrevocably appoint the Administrative Agent as its attorney-in-fact, with full authority in the place and stead of the Company and the Holder, as applicable, and in the name of the Company or the Holder, as applicable, to execute and deliver any document or instrument that the Company may be required to deliver pursuant to this Section 11(f) in connection with any such release, such power of attorney being coupled with an interest and irrevocable until the Senior Indebtedness is paid in full in cash.

(g) The Holder agrees that this Section 11 constitutes a “subordination agreement” within the meaning of Section 510(a) of the United States Bankruptcy Code (11 U.S.C. §101, et seq.) and will continue in full force and effect during any Insolvency Proceeding, including after the filing of any petition by or against the Company under the Bankruptcy Code and all converted or succeeding cases in respect thereof. All references herein to the Company or any of its subsidiaries or affiliates shall be deemed to apply to such Person as debtor-in-possession and to any trustee for such Person.

12. NOTE

[Reserved].

13. DISTRIBUTION OF ASSETS.

In addition to any adjustments pursuant to Sections 5 and 6 above, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions.

14. AMENDING THE TERMS OF THIS NOTE.

The prior written consent of the Holder and the Company shall be required for any change, waiver or amendment to this Note. Any change, waiver or amendment so approved shall be binding upon all existing and future holders of this Note; provided, however, that no such change, waiver or, as applied to any of the Notes held by any particular holder of Notes, shall, without the written consent of that particular holder, (i) reduce the amount of Principal, reduce the amount of accrued and unpaid Interest, or extend the Maturity Date, of the Notes, (ii) disproportionally and adversely affect any rights under the Notes of any holder of Notes; or (iii) modify any of the provisions of, or impair the right of any holder of Notes under, this Section 3.

15. TRANSFER.

This Note may not be offered, sold, assigned or transferred by the Holder without the consent of the Company (which shall not be unreasonably withheld).

16. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 16(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 16(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 16(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 16(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 16(a) or Section 16(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

17. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.

The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein (other than the provisions of Section 11) shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 6).

18. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.

If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

19. CONSTRUCTION; HEADINGS; COUNSEL

This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder. The Company and the Holder each confirms that it has consulted with counsel or has affirmatively determined that it does not require the advice of counsel.

20. FAILURE OR INDULGENCE NOT WAIVER.

No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

21. NOTICES; CURRENCY; PAYMENTS.

(a) Notices. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least five (5) Trading Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Strategic Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing, provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of seven and one-half percent (7.5%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

22. CANCELLATION.

After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

23. WAIVER OF NOTICE.

To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

24. GOVERNING LAW.

This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

25. SEVERABILITY.

If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

26. MAXIMUM PAYMENTS.

Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

27. REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Understandings or Arrangements. Such Purchaser is acquiring the Note as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Note (this representation and warranty not limiting such Purchaser’s right to sell the conversion shares pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Note hereunder in the ordinary course of its business.

(c) Purchaser Status. At the time such Purchaser was offered the Note, it was and, as of the date hereof, it is either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(5), (a)(6), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144(A)(a) under the Securities Act.

(d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Note, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Note and, at the present time, is able to afford a complete loss of such investment.

(e) Exemption from Registration. Such Purchaser has read and acknowledges the legend appearing on the first page of this Note and agrees to comply with the requirements set forth therein.

(f) Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (collectively, the “SEC Reports”) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Note and the merits and risks of investing in the Note; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

28. CERTAIN DEFINITIONS.

For purposes of this Note, the following terms shall have the following meanings:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b) “Administrative Agent” means Metropolitan Partners Group Administration, LLC, and its successors and assigns in such capacity.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote a majority of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Change of Control” means (i) a consolidation or merger of the Company or PAL with or into any other corporation or other Person, or any other corporate reorganization, other than (x) with an Excluded Person, or (y) any such consolidation, merger or reorganization in which the shares of capital stock of the Parent or PAL immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Parent or PAL is a party in which in excess of 20% of the Parent’s or PAL’s voting power is transferred (other than to an Excluded Person); (iii) any transaction or series of transactions in which a “person” or a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than an Excluded Person) shall (A) become, or obtain rights (whether by means of common stock, warrants options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 25% or more of the ordinary voting power or economic interests of Parent or PAL (determined on a fully diluted basis) or (B) have obtained the power (whether exercised or not) to elect a majority of the members of the board of directors (or any similar governing body) of Parent or PAL, as applicable; or (iv) the sale or transfer of all or substantially all of the Parent’s or PAL’s assets, or the exclusive license of all or substantially all of the Parent’s or PAL’s material assets and/or material intellectual property, in each case, other than to an Excluded Person. A transaction (other than a Restructuring Transaction) that would otherwise be a Change of Control but for the involvement of an Excluded Person is referred to as a “Strategic Change of Control.”

(g) “Closing Date” shall mean the date hereof upon funding of the amounts set forth in this Note.

(h) “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(i) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(j) “Credit Agreement” means that certain Credit Agreement, dated as of September 21, 2022, by and among the Company, PAL, as borrower, the Lenders, and the Administrative Agent, as amended, restated, refinanced, modified or supplemented through the date hereof and hereafter and in effect from time to time.

(k) “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Principal Market.

(l) “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

(m) “Excluded Person” means a Person other than a Financial Investor.

(n) “Excluded Securities” means (i) any shares of Common Stock, options, warrants or convertible securities issued or issuable in connection with (A) any equity compensation plan of the Company as in effect on the date hereof or (B) any Restructuring Transaction, or (ii) any other securities outstanding as of the Effective Date.

(o) “Financial Investor” means a Person that (i) does not have any strategic or commercial relationship with the Company, and (ii) does not itself operate in the Company’s line of business or a line of business that would be considered competitive or synergistic with the Company’s line of business, it being understood that merely holding an investment in another Person that operates in any such line of business shall not cause any Person that would otherwise constitute a Financial Investor to be excluded as a Financial Investor.

(p) “GAAP” means United States generally accepted accounting principles, consistently applied.

(q) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(r) [reserved].

(s) “Interest” means collectively the Cash Interest and the PIK Interest.

(t) “Interest Date” means, with respect to any given calendar month the last Trading Day in such calendar month.

(u) “Lenders” means the lenders from time to time party to the Credit Agreement or otherwise holding Senior Indebtedness.

(v) “Loan Documents” means the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement).

(w) “Maturity Date” shall mean July 19, 2026.

(x) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(y) “PAL” means Presto Automation LLC (f/k/a E La Carte, LLC, f/k/a Ventoux Merger Sub II LLC).

(z) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Strategic Change of Control.

(aa) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(bb) “PIK Interest” means the portion of the interest that accrues on the Principal of this Note as the PIK Interest Rate.

(cc) “PIK Interest Rate” means 7.5% per annum.

(dd) “Principal Market” means the Nasdaq Capital Market.

(ee) [reserved]

(ff) “Restructuring Transaction” means any transaction or series of transactions which has the effect of (i) forgiving, reducing, or modifying the principal balance of, or otherwise adjusting the amount of, the Senior Indebtedness, (ii) exchanging all or any portion of the Senior Indebtedness for any other instrument or security, (iii) the exercise of any rights or remedies by the Administrative Agent or any Lender under the Loan Documents, or (iv) replacing or refinancing the Senior Indebtedness, in whole or in part.

(gg) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(hh) “Securities Act” means Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ii) [reserved.]

(jj) “Senior Indebtedness” means all loans, advances, debts, liabilities, debit balances, covenants and duties at any time or times owed by Company or any other Loan Party to Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, secured or unsecured, primary or secondary, joint or several, liquidated or unliquidated, due or to become due, now existing or hereafter arising, including (a) all debts, liabilities and obligations now or hereafter owing by Company or any other Loan Party to Administrative Agent or any Lender under any of the Loan Documents, (b) all debts, liabilities or obligations owing by Company or any other Loan Party to others which Administrative Agent or any Lender may have obtained by assignment, pledge, purchase or otherwise, (c) all loans made or credit extended by Administrative Agent or any Lender to Company or any other Loan Party during the pendency of any bankruptcy or other insolvency proceeding of Company or any other Loan Party, (d) all interest, fees, charges, expenses and attorneys’ fees for which Company or any other Loan Party is now or hereafter becomes liable to pay to Administrative Agent or any Lender under any agreement or by law (including, all interest, legal fees and other charges that accrue or are incurred in connection with any of the Senior Indebtedness during the pendency of any bankruptcy case or other insolvency proceeding of Buyer, whether or not Administrative Agent or such Lender is authorized by 11 U.S.C. § 506 or otherwise to claim or collect any such interest, legal fees or other charges from Buyer), (e) all Obligations (as defined in the Credit Agreement), (f) the secured promissory note between the Company Presto CA, LLC dated March 21, 2024 (g) any renewals, extensions, replacements or refinancings of any of the foregoing.

(kk) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(ll) “Subordinated Debt” means all amounts payable to the Holder pursuant to this Note or any other documents executed in connection herewith.

(mm) “Subsidiaries” means any wholly-owned subsidiaries of the Company.

(nn) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Strategic Change of Control or the Person (or, if so elected by the Holder, the Parent Entity) with which such Strategic Change of Control shall have been entered into.

(oo) “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The Nasdaq Stock Market (or any successor thereto) is open for trading of securities.

(pp) “Transaction Documents” means this Note, all exhibits and schedules hereto and any other document, certificate or notice executed by the Company or the Holder in connection with the issuance of this Note.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Holder have caused this Note to be duly executed as of the Issuance Date set out above.

Presto Automation Inc.

By:
Name:	Guillaume Lefevre
Title:	Interim Chief Executive Officer

Remus Capital Series B II, L.P.

By:
Name:	John Tincoff
Title:	Authorized Signatory

[Senior Convertible Note – Signature Page]

EXHIBIT 1

PRESTO AUTOMATION INC. CONVERSION NOTICE

Reference is made to the Subordinated Convertible Note (the “Note”) issued to the undersigned by Presto Automation Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:	__________________________________________________________

Aggregate Principal to be converted:	__________________________________________________________

Aggregate accrued and unpaid Interest and accrued and unpaid Late Charges with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:	__________________________________________________________

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:	__________________________________________________________

Conversion Price:	__________________________________________________________

Number of shares of Common Stock to be issued:	__________________________________________________________

Please specify the amount of Restricted Principal (if any) being converted:	___________________________________.

Please specify the amount of Restricted OID (if any) being converted:	___________________________________.

Please issue the Common Stock into which the Note is being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:	_____________________________________________________________________________________

DTC Number:	_____________________________________________________________________________________

Account Number:	_____________________________________________________________________________________

Date:

Name of Registered Holder

Name of Registered Holder

By:
Name:
Title:
Tax ID:
E-mail Address:

EXHIBIT 2

ACKNOWLEDGMENT

The Company hereby (a) acknowledges this Conversion Notice, (b) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the Holder either (i) pursuant to Rule 144 (subject to the Holder’s execution and delivery to the Company of a customary 144 representation letter) or (ii) an effective and available registration statement and (c) hereby directs to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated    , 20__ from the Company and acknowledged and agreed to by ___________________.

Presto Automation Inc.

By:
Name:
Title: